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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BankUnited, Inc.:

        In connection with the Form S-3 registration statement to be filed by BankUnited, Inc., we consent to the use of our reports dated February 25, 2013, with respect to the consolidated balance sheets of BankUnited, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated February 25, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states that the Company acquired Herald National Bank (Herald) during 2012, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2012, Herald's internal control over financial reporting associated with total assets of $490.5 million and total net interest income of $13.5 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Herald.

/s/KPMG LLP

Miami, Florida
March 6, 2013
Certified Public Accountants

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  EXHIBIT 23.1